EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron
(952) 930-9000

ARCA Announces U.S. District Court dismisses action filed by JACO

Environmental, Inc., SEG Basis GmbH, and SEG Umwelt-Service GmbH.

Minneapolis, MN—May 21, 2007—Appliance Recycling Centers of America (Nasdaq: ARCI) announces today that United States District Court for the Central District of California, Judge John F. Walter, presiding, dismissed the action for lack of prosecution.  This means that the case is over unless the Court sets aside the dismissal or a new action is filed after the appropriate pretrial investigation of asserted claims.

About ARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of May 2007, ApplianceSmart was operating 15 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

#  #  #

Visit our web site at www.arcainc.com